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DOCUMENT SECURITY SYSTEMS, INC.

28 EAST MAIN STREET, SUITE 1525

ROCHESTER, NY 14614

(585) 325-3610

April 21, 2014

Dear Fellow Document Security Systems Shareholder,

Document Security Systems (DSS) had a transformative year in 2013. We undertook a major strategic initiative through our merger with Lexington Technology Group, Inc., which was completed on July 1, 2013. After the merger, we became a company with deep expertise in the development, acquisition, and monetization of intellectual property that has significantly expanded the opportunities for DSS far beyond our traditional anti-counterfeiting business.

This transformative process has led to some growing pains. We have experienced unprecedented trading volume in our shares and high levels of volatility in share price throughout 2013. We are deeply disappointed both in the share price and in the volatility of our shares and we sincerely thank all of our long-term shareholders who have supported us through this volatile period. We believe that our stock price performance is not reflective of the company’s prospects and largely reflects concerns in the marketplace that potential legislative changes to the US patent system and decisions of cases currently in front of the Supreme Court will impact our ability to successfully monetize our intellectual property. We are confident in the value of our intellectual property and while timelines in litigation have indeed become more uncertain, we believe that the ultimate results of our licensing efforts will not be significantly impacted by changes to the law or jurisprudence. We believe that these issues will pass in 2014 and that the company will emerge from this period of share price volatility by continuing to transform DSS’s traditional operating business into a source of steady profitability and by continuing to diversify our technology portfolio so that single events will not be perceived to have the same degree of impact on the company. We fully anticipate positive momentum from these efforts to be reflected in our share price as we go forward and continue to execute on our plan for the company.

DSS Corporate Goals and Results

In our 2013 letter to shareholders, DSS Management established several strategic priorities, which will serve as our goals for 2014 and beyond:

■	Continue to grow revenue and to control costs to generate profits from DSS’s printed products groups- DSS Printing, DSS Packaging, and DSS Plastics.

■	Continue to monetize AuthentiGuard® and related digital solutions through advancing brand protection as well as direct-to-consumer marketing opportunities.

■	Expertly manage our intellectual property monetization efforts.

■	Continue to diversify DSS’s intellectual property portfolio through selective acquisitions of intellectual property that advance our commercial strategy and provide licensing opportunities.

■	Expand DSS’s technology advantages and intellectual property portfolio through expanded investments in research and development.

During 2013, we achieved several of these goals and made significant progress towards others. First and foremost, on July 1, 2013, the company completed a merger with Lexington Technology Group, Inc. (n/k/a DSS Technology Management, Inc.). The merger process required significant investment of capital and management attention but has achieved many of DSS’s longstanding goals and created a much stronger company. The merger has provided the company with a new strategy that positions us for success and increases the potential of DSS’s historical intellectual property. It has also provided the company with strong additions to leadership, a stronger balance sheet with the addition of six million dollars in new capital, new IP assets that enhance the company’s competitive position through Lexington’s prior investments in Bascom Research LLC and VirtualAgility, and access to new sources of non-dilutive, private capital that the combined company has already used successfully to fund accretive Research and Development and IP acquisitions. Through the merger, DSS undertook important changes in executive leadership. Lexington Technology Group’s Chief Executive Officer, Jeffrey Ronaldi became the CEO of DSS and Robert Bzdick became President of the company. The combined leadership team of DSS and Lexington has the experience and skills to execute on DSS’s ambitious plans for growth in the digital and licensing businesses.

Reflecting the company’s expanded strategy and capabilities, DSS began reporting revenue in two groups that reflect broadly the company’s production and high technology capabilities. The Printed Products grouping combines DSS’s Printing, Packaging and Plastics Divisions sales. Technology Sales, Services and Licensing includes sales from DSS Digital and DSS’s Technology Management Divisions. Broadly speaking, the Printed Products group is being managed to generate steady profits that can be reinvested in our higher growth and higher margin businesses. Technology Sales, Services and Licensing is being managed to generate significant revenue growth and profit potential. In 2013, over 85% of revenues were derived from Printed products and less than 15% were generated by Technology Sales, Services and Licensing. Over time, we anticipate that balance to invert and for the commercial focus to reside principally in high-growth and high-margin businesses.

Our financial results in 2013 reflect meaningful progress towards our goals. In 2013, our gross revenue was $17.5 Million, an increase of 2%, compared to 2012, led principally by 11% year-on year growth in Technology Sales, Services and Licensing. This overall revenue increase was achieved despite the consolidation of our packaging and print manufacturing facilities during the fourth quarter of 2013. Our overall cost of revenue, excluding depreciation and amortization, decreased 5% to $10.5 Million from $11 Million in 2012, reflecting a continued migration to higher margin goods and services.

Adjusted EBITDA loss for 2013 was $2.0 million compared to $1.4 million for 2012, driven by the increase in non-merger related professional fees incurred by the Company's Technology Management division. While the company posted a loss for the year, it reached a significant milestone in achieving Adjusted EBITDA profitability from the three Printed Products divisions. Adjusted EBITDA for the Printed products group increased 386% to $1.6 million compared to $0.3 million for 2012. Offsetting losses incurred by Technology Sales, Services and Licensing reflect investments made for the company’s future. In the Digital division, losses reflect ongoing investment in AuthentiGuard; in the Technology Management division, losses reflect ongoing investment activity in building out the company’s IP portfolio and the company’s determination to receive adequate compensation from counterparties in its ongoing licensing efforts.

Finally during 2013 and subsequently, DSS has been able to strengthen its balance sheet through the use of non-dilutive financing from professional IP-focused investors who have provided to date over $6 Million in financing commitments in return for partial interests in the outcome of certain of our Technology Management investments. Our relationship with these groups provides a compelling alternative to the capital markets to finance accretive acquisitions to build our IP portfolio and provide additional market validation of the quality of the IP that we are acquiring. We are confident in our ability to successfully finance growth of our asset base to support the investments in Digital and Technology Management, which we believe are the engines of our future growth.

Printed Products Results

As stated earlier, the goal for our Printed Products group was to grow sales while controlling costs which helped all three divisions within the group to achieve profitability during 2013. The company’s commercial print business had been an area of weakness for the company during 2013. As such, we combined the printing and packaging groups into a single location and re-focused the printing group on higher margin security printing opportunities. The streamlined print business will continue to serve the printing needs of our packaging group and will continue to focus primarily on security printing sales and on security paper sales through protectedpaper.com. Even as the company sacrificed some traditional commercial printing revenue, Printed Products revenue still grew 1% overall to $15.4 million from $15.3 million through incremental sales of packaging and higher margin plastic cards. While the combination of these divisions resulted in one-time costs that increased our 2013 expenses the company has seen early costs savings as a result of the combination that should add to the company’s bottom line for years to come.

The Printed Products group also continues to target the secure packaging and secure ID markets and has worked closely with the Digital division on the development of AuthentiGuard, which is a copy/scan resistant authentication feature that can be applied to printed products, including packaging, documents, and ID cards, that can be validated with DSS Digital’s AuthentiGuard smartphone app. In 2013, the Printed Products group made investments in printing technology that we believe will improve overall profitability and also allow the group flexibility to deliver a “turnkey” solution for customers of AuthentiGuard and other brand protection technologies that require us to partner with its own production capabilities. These capital investments have required the use of cash or added to the company’s total financing balance. Getting to profitability has been the first step in the process of improving the printed products group, and while we are pleased to have reached this milestone, we have more work to do. In 2014 and beyond, the company will continue to focus on building growth with stable profitability in the Printed Products group along with increasing strategic alignment between the Printed Products Group and the Digital Division as the adoption of AuthentiGuard scales up.

Technology Sales, Services and Licensing Segment Results

The goal of our Technology Sales, Services and Licensing group is to develop, sell and license differentiated technology products and services that are supported by strong IP and offer significant upside potential. In 2013, the Technology Sales, Services and Licensing group increased revenues by 11% to $2.0 Million from $1.8 Million in 2012. This increase primarily reflects additional income from an increase in licensing revenue from our Technology Management division.

DSS Digital

DSS has historically been a leader in the development of intellectual property in the anti-counterfeiting industry and it is our belief that our dedication to research and development over the years will be a major source of value for our company for years to come. The company’s continued investment in Digital research and development began to yield results in 2013, as the company achieved an important milestone with its first sales of AuthentiGuard. In addition, during 2013 the Digital division built a robust pipeline of opportunities for AuthentiGuard and developed other compelling digital brand protection products.

AuthentiGuard had been under development since DSS’s acquisition of Extradev in 2011 and upon its release in late 2012, the company focused heavily on its application in the Life Sciences sector. Management continues to pursue the opportunity in Life Science, especially through our partnership with NADDI, the National Association of Drug Diversion Investigators, which we entered into in during the fall of 2013 and which we believe will lead to adoption within this sector.

We have been pleased to see interest in AuthentiGuard within a broad range of other industries, including the event management, consumer goods, and industrial sectors. Our first announced customer, Medtech wristbands, is a leading supplier of event identification throughout North America and we anticipate that this relationship will become a meaningful source of revenues going forward. Following on this success, we recently announced a relationship with retired National Football League star Pat McInally to expand our market penetration in event management. In the consumer sector during 2013, DSS also entered into a relationship with Condé Nast for Brides Magazine to promote AuthentiGuard technology to deter Bridal counterfeit and was subsequently featured on Fox News Fox and Friends in an episode focused on counterfeit consumer goods frequently sold on Valentine’s Day. These successes have expanded consumer awareness of the AuthentiGuard solution will drive demand for our technology with manufacturers of consumer goods

This level of commercial interest in AuthentiGuard and our initial successes provide us with the confidence of market demand for our Digital solutions and in our ability to develop and sell related digital technologies that will transform our revenue base and profitability. In addition to AuthentiGuard, the Digital Group has developed a suite of differentiated products that will serve our existing customer base and provide growth opportunities. These products include AuthentiSite, which uses AuthentiGuard to validate websites as authorized resellers of branded merchandise, AuthentiShare, which is a secure file sharing application, and SensorShield, which is a facilities monitoring solution designed to expand sales of DSS digital products in small and mid-sized businesses. We also are working to further develop AuthentiGuard to expand the commercial reach of this franchise in other areas. We anticipate that these new products and development efforts will allow us to expand our commercial footprint and build a sustainable digital franchise that generates meaningful revenues and high margins.

DSS Technology Management

DSS Technology Management (DSSTM) is focused on building a diversified portfolio of investments in IP that bolster DSS’s competitive position as a leading developer and integrator of patented security technologies and provide the potential for significant upside based on the results of IP licensing. DSSTM currently manages DSS’s historical “Core” anti-counterfeit security portfolio as well as five portfolios that have been acquired prior to or following the merger. We believe that each one of these portfolios represents an opportunity for significant returns to DSS.

A portion of DSS’s core portfolio is licensed to a number of leading security printers and generates modest recurring patent licensing income. Other core IP, which is not currently licensed, supports AuthentiGuard and other commercial offerings in development. We anticipate that the principal focus of core licensing in 2014 will be commercial licensing in support of AuthentiGuard, but we will continue to evaluate opportunities to engage in patent licensing in parallel to our current commercial licensing program. We believe that over the long term, opportunities for core patent licensing will increase as adoption of AuthentiGuard increases.

Prior to the merger with DSS, Lexington Technology Group acquired the Bascom Research portfolio, which relates to the linking of distributed data. The Bascom Portfolio supports the commercialization of both AuthentiGuard and AuthentiShare, has already generated licensing income from leading technology companies, and is currently the subject of litigation in Northern California with Facebook, Inc. and LinkedIn. The Bascom Research case was initially scheduled for a Markman hearing in March 2014, but in January 2014 the case was stayed pending adjudication of a U.S. Supreme Court case (Alice Corp v. CLS Bank). Management anticipates that the Bascom case will resume during the summer of 2014, once the above-noted Supreme Court decision is rendered, but all dates are tentative and subject to change.

Also prior to the merger, Lexington Technology Group made an investment in VirtualAgility Inc.; a developer of middleware solutions that management anticipates will support the commercialization of AuthentiGuard. The investment provides DSS with an equity interest in VirtualAgility as well as an interest in the outcome of its patent infringement litigation currently pending in the Eastern District of Texas against Salesforce.com and thirteen of Salesforce’s customers. This case was initially scheduled for a Markman hearing in April 2014 and a trial in December 2014 but was temporarily stayed in February of this year. Management anticipates that the case will resume in 2014 following the lifting of the stay by the appeals court or the completion of Business Process Review hearing by the U.S. Patent and Trademark Office (USPTO), currently scheduled for July 2014. Again, in this matter, all dates are tentative and subject to change.

Since the completion of the merger, DSSTM has acquired two patent portfolios that support efforts to commercialize AuthentiGuard, the AuthentiGuard reader and the Sensorshield product line. We believe that both of these investments also present significant patent licensing opportunities. In November, 2013 DSSTM initiated litigation against Apple Inc. in the Eastern District of Texas, alleging infringement of DSSTM’s wireless patents in a range of Apple products. In March 2014, DSSTM initiated litigation in the Eastern District of Texas against Taiwan Semiconductor Corporation, Samsung, and NEC, alleging infringement of DSSTM’s semiconductor technology. Both of these cases are in the early stages but could develop during 2014.

Finally, in November 2014, DSS entered into a sales and licensing partnership with Express Mobile Inc. (“Xpressmo”), a developer of enterprise mobility solutions, enabling DSS to integrate Xpressmo’s technology into DSS’s AuthentiGuard product line as well as providing DSS with a license to Xpressmo’s pioneering patent portfolio and engaging DSSTM as a monetization advisor for IP licensing by Xpressmo. We believe that this relationship will provide both commercialization and licensing opportunities in 2014 and beyond.

DSSTM’s target is to acquire additional portfolios to further enhance the company’s competitive position and licensing potential. We believe that our acquisitions to date have greatly strengthened our competitive position as a leading technology company and provide the company with a number of opportunities for significant gains form patent licensing, including potential returns from ongoing litigation.

Moving Forward

During 2013, we believe that we have laid the groundwork for the transformation of DSS into a world class brand protection technology company founded on strong IP. We have begun to benefit from the confluence of skills and assets from the merger with Lexington Technology Group and our digital strategy has begun to demonstrate results. We have strengthened our asset base and our balance sheet and we have made needed changes to improve profitability of our Printed Products group.

But we are far from done in transforming our business. During 2014, we will focus our efforts on delivering meaningful financial and operational results that demonstrate the full potential of our new company and which enable us to outgrow the volatility in our stock price and to deliver consistent returns for our shareholders.

We look forward to continued progress in 2014 and beyond. Thank you for your ongoing support.

Sincerely,

Jeffrey Ronaldi, Chief Executive Officer

Forward Looking Statements

Forward-looking statements that may be contained in this stockholder communication, including, without limitation, statements related to Document Security Systems, Inc.’s (the “Company”) plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and may contain words such as “believes”, “anticipates”, “expects”, “plans”, “intends” and similar words or phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors which may be specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those previously disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 26, 2014. Forward-looking statements that may be contained in this stockholder communication are being made as of the date of the communication, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.